Mark Hounsell
General Counsel, Chief Compliance
Officer and Corporate Secretary

Tel: (514) 734-5779
Fax (514) 340-5530
mark.hounsell@cae.com

August 12, 2020

To:        Alberta Securities Commission
British Columbia Securities Commission
Manitoba Securities Commission
Office of the Administrator, New Brunswick
Securities Commission of Newfoundland and Labrador
Ontario Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Autorité des marchés financiers
Saskatchewan Securities Commission

Re:        CAE Inc.
Report of Voting Results pursuant to Section 11.3 of National Instrument
51-102 – Continuous Disclosure Obligations (“NI 51-102”)

Following the annual meeting of shareholders of CAE Inc. (the “Corporation”) held on August 12, 2020 (the “Meeting”), and in accordance with section 11.3 of NI 51-102, we hereby advise you of the following voting results obtained at the Meeting:

	Items Voted Upon	Voting Results
1.	Election of Directors	• The ten (10) proposed nominees for Directors were elected pursuant to a vote conducted by ballot. The votes were cast for each nominee as indicated in Schedule “A” hereto.
2.	Appointment of PricewaterhouseCoopers LLP as the Corporation’s auditors
•    PricewaterhouseCoopers LLP were appointed as the Corporation’s auditors pursuant to a vote conducted by ballot. 191,883,443 (95.04%) of the votes received on this matter were voted FOR the appointment and 10,011,281 (4.96%) of the votes were WITHHELD.

3.	Advisory (non-binding) resolution on Executive Compensation
•    The advisory (non-binding) resolution was approved pursuant to a vote conducted by ballot 186,750,140 (94.69%) of the votes received on this matter were voted FOR the resolution and 10,472,497 (5.31%) of the votes were cast AGAINST.

and the total votes received at the Meeting, being 201,900,622 represents 75.99% of the 265,704,802 issued and outstanding Common Shares of the Corporation as of the Record Date, as such terms are defined in the Corporation’s Notice of Annual Meeting of Shareholders 2020 Management Proxy Circular.

Sincerely,

/s/ Mark Hounsell
Encl.
cc: U.S. Securities and Exchange Commission

SCHEDULE “A”

ELECTION OF DIRECTORS

Nominee	Votes for	For (%)	Votes Withheld	Withheld (%)
Margaret S. (Peg) Billson	193,270,597	98.00%	3,952,541	2.00%
Hon. Michael M. Fortier	192,632,806	97.67%	4,590,532	2.33%
Marianne Harrison	197,106,874	99.94%	116,464	0.06%
Alan N. MacGibbon	194,890,859	98.82%	2,332,479	1.18%
Hon. John P. Manley	195,363,780	99.06%	1,859,558	0.94%
François Olivier	195,434,235	99.09%	1,789,103	0.91%
Marc Parent	197,029,121	99.90%	194,217	0.10%
Gen. David G. Perkins, USA (Ret.)	197,107,846	99.94%	115,492	0.06%
Michael E. Roach	195,667,462	99.21%	1,555,876	0.79%
Andrew J. Stevens	195,670,229	99.21%	1,553,109	0.79%

CAE Inc., 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6